EXHIBIT 10.78

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (hereinafter “Agreement”) is made and entered into by and between WORKFLOW MANAGEMENT, INC. (hereinafter referred to as “Workflow”) and STEVE R. GIBSON (hereinafter referred to as “Employee”).

RECITATION

The parties desire a smooth transition and severance of both the employment relationship between Employee and Workflow and Employee’s membership on Workflow’s Board of Directors consistent with the terms of this Agreement.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Workflow and Employee agree as follows:

1. Employee’s last day of employment shall be January 3, 2003. Effective that date, Employee shall be deemed to have resigned his employment with Workflow. Immediately upon execution of this Agreement, Employee also resigns his membership on Workflow’s Board of Directors.

2. In consideration of Employee’s resignation from both employment with Workflow and membership on Workflow’s Board of Directors, Workflow will pay Employee a severance payment which he would not otherwise receive, as well as additional consideration set forth below. The severance payment will be $457,125.00, in gross. Of this gross amount, $137,137.00 will be withheld for taxes, $312,038.00 will be

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retained by Workflow and applied directly to satisfy a portion of the outstanding balance on Employee’s debt to Workflow as reflected in the September 1, 2000, “Second Amended and Restated Promissory Note” between Workflow and Employee and the May 25, 2001, “Amendment and Restatement of Demand Promissory Note” between Workflow and Employee (collectively the “Notes”), and $7950.00 will be paid by check directly to Employee. Application of the severance payment to the outstanding balance due on the Notes shall reduce the balance due from $1,004,284.47 to $692,246.47. The severance payment will be made by Workflow within 10 days of the execution of this Agreement by Employee.

3. Workflow agrees to reimburse Employee for the costs of COBRA coverage under Workflow’s group health and dental insurance plans, at the “Point of Service” coverage level as previously paid by Workflow during his employment, from January 31, 2003 through April 30, 2004. On the same date as the aforementioned severance payment, Workflow will pay such reimbursement to Employee in a lump sum totaling $13,052.25. Employee understands that coverage under Workflow’s group health and dental insurance plans is dependent upon Employee completing the appropriate forms and making the required monthly payments and that coverage will terminate if such forms are not completed nor payments received. If Employee wishes to continue medical and/or dental coverage pursuant to COBRA, Employee must notify Workflow within 60 days of receiving notice of COBRA eligibility.

4. Employee agrees to surrender any and all remaining Workflow property within Employee’s possession and control on Employee’s last day of employment, with

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the exception that Employee may keep his Workflow laptop computer and cell phone and continue to use the company car currently assigned to him, at his expense other than insurance and repair costs, through May 31, 2003. After that time, Workflow shall set a price at which Employee may purchase such car from Workflow.

5. Workflow agrees to release Employee from Paragraphs 7(a)(i), (iii) and (iv) of the Restriction on Competition set forth in his April 30, 2000 Employment Agreement, as amended to date (“Employment Agreement”). Paragraph 7(a)(ii) of the Employment Agreement will remain in effect until April 30, 2004, and Paragraphs 8 (regarding confidential information) and 11 (indemnification) will also remain in full force and effect.

6. In exchange for the severance payment and other consideration set forth above, Employee:

-	for himself, his heirs, and assigns, hereby releases Workflow, any parent, affiliated or related companies, and their officers, stockholders, directors, employees and agents, and their insurers and reinsurers, successors, heirs, and assigns, of and from all manner of action and actions, cause and causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, claims and demands of every kind or character whatsoever, whether presently known or unknown, suspected or unsuspected, under state or federal laws, which Employee now has against Workflow, any parent, affiliated or related companies and/or their officers, stockholders, directors, employees, and/or agents, and their insurers and

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reinsurers, successors, heirs and assigns. Specifically included in this release are any claims, causes of action or demands in connection with the employment relationship, directorship and/or termination of the employment relationship and/or directorship between the parties, including, but not limited to, claims due to alleged breach of contract, unpaid or additional compensation, libel, slander, wrongful discharge, intentional infliction of emotional harm, or any other tort, Title VII of the Civil Rights Act of 1964, as amended in 1991, and/or any other federal or state law relating in any way to employment rights. This Agreement is not intended to, and does not release any claim by employee under the Age Discrimination in Employment act of 1967. Further, the parties recognize that nothing contained in this release shall prohibit either party from instituting legal action to enforce any of the provisions of this Agreement;

-	agrees to pay Workflow, simultaneously with payment by Workflow of the severance set out in paragraph 2 of this Agreement, an additional $125,000 of the remaining balance due on the Notes (thereby further reducing the balance due on the Notes to $567,246.47, which amount shall be set forth in a contemplated amendment and restatement of the Notes,i.e. the “New Note”) and to pay an additional $75,000 of the remaining balance due on the Notes (or “New Note”) on or before May 31, 2003. Such payments are in addition to the payment funded by the severance payment set forth in paragraph 1, above.

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-	Grants Workflow a security interest in 145,607 shares of his Workflow stock to secure any remaining unpaid balance due after the Note (or New Note) repayments set forth above are applied to the remaining balance due under the Notes (or New Note). Employee may sell such shares at times he believes to be appropriate but agrees that he will hold the gross proceeds from such sales in trust for the benefit of Workflow and shall promptly remit all such gross proceeds to Workflow until such times as the balance due on the Notes (or New Note) is $0. Immediately upon Workflow’s request, Employee agrees to execute a stock pledge agreement in a form acceptable to Workflow to further evidence the foregoing pledge of shares and to execute and deliver such further documents and instruments as are necessary for Workflow to perfect its security interest in such shares. Workflow agrees that, should the balance on the Notes (or New Note) reach $0, Workflow will release the stock pledge and the security interest in any remaining shares.

7. Employee shall not be entitled to any further compensation or benefits other than those described in the above Paragraphs 2 and 3 unless set forth elsewhere in a writing between Workflow and Employee.

8. Workflow and Employee agree they will not say anything to disparage, defame or otherwise intentionally injure the other. Workflow agrees that any public comments regarding Employee will be substantially the same as in the press release announcing Employee’s resignation (i.e. Employee resigned to pursue other opportunities).

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9. This Agreement and the obligations of the parties hereunder in no way constitute an admission, agreement, consent, statement, acquiescence, or declaration on the part of either party as to any wrongdoing, breach of contract or violation of any law in connection with the past employment relationship between the parties.

10. Employee represents and warrants that he has carefully reviewed this Agreement and that he has chosen of his own volition, following careful review and consultation with counsel, to execute this Agreement and release any claims he may have against Workflow.

11. This Agreement (including the stock pledge agreement referenced in Paragraphs 6 above) along with the contemplated “Age Discrimination Waiver” (including the amended note referenced therein) and “Consulting Agreement” constitute the entire agreement between the parties pertaining to the matters with which they deal, and supersede all prior agreements pertaining to those matters, including without limitation the Employment Agreement except as set forth herein. Nothing in this Agreement is intended to, or in fact does, release or otherwise alter Employee’s obligation to repay any remaining balance due under the Notes (or New Note) or otherwise detract from Workflow’s remedies to collect on the Notes (or New Note).

12. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid, or unenforceable, there shall be added, as part of this Agreement, a clause

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or provision as similar in terms to such illegal, invalid or unenforceable clause or provisions as may be possible and as may be legal, valid and enforceable.

13. This Agreement shall be binding upon and inure to the benefit of any successor or assigns of Workflow. 14. This Agreement shall be governed by and construed in accordance with the laws of Florida.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING SEVERANCE AGREEMENT AND RELEASE, UNDERSTAND THE CONTENTS AND FREELY AND VOLUNTARILY ASSENT TO ALL THE TERMS AND CONDITIONS IN THIS AGREEMENT AND SIGN THIS AGREEMENT FREELY AND ON THEIR OWN VOLITION.

January 10, 2003 Date	/s/ Steve R. Gibson Steve R. Gibson

WORKFLOW MANAGEMENT, INC.

January 10, 2003 Date	By /s/ Michael L. Schmickle Name: Michael L. Schmickle Title: Executive Vice President and Chief Financial Officer

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